NAVISTAR INTERNATIONAL CORPORATION
4201 WINFIELD ROAD, P. O. BOX 1488, WARRENVILLE, IL 60555

Media Contact:	Roy Wiley	630-753-2627
Investor Contact:	Heather Kos	630-753-2406
Web site: www.nav-international.com
NAVISTAR ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION
FOR ITS 2.50 PERCENT SENIOR CONVERTIBLE NOTES
     WARRENVILLE, Ill. – June 27, 2006 – Navistar International Corporation (NYSE: NAV) announced today that it has launched a cash tender offer and consent solicitation with respect to its outstanding $190.0 million in aggregate principal amount of 2.50 percent senior convertible notes due 2007. Under the terms of the tender offer, Navistar is offering to purchase any and all of the outstanding senior convertible notes at a purchase price, per each $1,000 principal amount of the senior convertible notes, equal to $1,000, plus all accrued and unpaid interest through, but not including, the date of purchase.
     The tender offer will expire at midnight New York City time, on July 25, 2006, unless extended or earlier terminated. Payments of the tender consideration for the senior convertible notes validly tendered and not withdrawn on or prior to the expiration date and accepted for purchase will be made promptly after the expiration date.
     In connection with the tender offer, Navistar is soliciting the consents of the holders of the senior convertible notes to proposed amendments to the indenture governing the notes. The primary purpose of the solicitation and proposed amendment is to waive any and all existing defaults and events of defaults under the indenture. In order to be effective, holders of a majority in aggregate principal amount of the senior convertible notes must consent to the proposed amendments.
     Navistar is not offering any separate or additional payment for the consents. Holders of the senior convertible notes may not tender their notes without delivering the related consents.
     “This will be the final step in our process to replace the old capital structure with the new $1.5 billion three year unsecured credit facility,” said Robert C. Lannert, Navistar vice chairman and chief financial officer.

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Page Two/2.5 Percent Consent Solicitation
     The consummation of the tender offer is conditioned upon, among other things, receipt of the consent of the holders of a majority in aggregate principal amount of the senior convertible notes to the proposed amendments to the indenture governing the notes and other customary closing conditions. If any of the conditions are not satisfied, Navistar is not obligated to accept for payment, purchase or pay for, or may delay the acceptance for payment of, any tendered senior convertible notes, and may terminate the tender offer. The tender offer is not subject to any financing condition. Full details of the terms and conditions of the tender offer are included in Navistar’s Offer to Purchase and Consent Solicitation Statement, dated June 27, 2006.
     Citigroup, Credit Suisse and Banc of America Securities LLC will act as dealer managers for the tender offer and consent solicitation for the senior convertible notes. Questions regarding the tender offer or consent solicitation may be directed to Citigroup Corporate and Investment Banking at 800-558-3745 (toll-free) or at 212-723-6106 and Credit Suisse at 800-820-1653 (toll-free) or at 212-325-7596.
     Global Bondholder Services Corporation will act as the Information Agent for the tender offer for the senior convertible notes. Requests for documents related to the tender offers may be directed to Global Bondholder Services Corporation at 866-857-2200 (toll-free) or at 212-430-3774.
     This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offers are being made only through an Offer to Purchase and related materials. Holders of the senior convertible notes should read carefully the Offer to Purchase and related materials because they contain important information. Navistar intends to mail a copy of the applicable Offer to Purchase to each of the holders of the notes. In addition, holders of the notes and investors may obtain a free copy of the Tender Offer Statement on Schedule TO, the offer to purchase and other documents that Navistar has filed with the Securities and Exchange Commission relating to the senior convertible notes tender offers at the SEC’s Web site at www.sec.gov. These materials contain important information and holders of the notes are urged to read them carefully prior to making any decision with respect to the tender offer.

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Page Three/2.5 Percent Consent Solicitation
     Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts and service sold under the International® brand. A wholly owned subsidiary offers financing services. Additional information is available at: www.nav-international.com.
Forward Looking Statements
Information provided and statements contained in the presentation that are not purely historical are forward -looking statements. Such forward-looking statements only speak as of the date of the presentation and the company assumes no obligation to update the information included in the presentation. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions , including the risk of continued delay in the completion of our financial statements and the consequences thereof, the availability of funds, either through cash on hand or the company’s other liquidity sources, to repay any amounts due should any of the company’s debt become accelerated, and decisions by suppliers and other vendors to restrict or eliminate customary trade and other credit terms for the company’s future orders and other services, which would require the company to pay cash and which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 8-K filed on April 12, 2006. In addition, until the previously announced review by the company of its accounts is concluded, no assurance can be given with respect to the financial statement adjustments, impacts and period resulting from such review, if any, nor can there be any assurance that additional adjustments to the financial statements of the company will not be identified.